                           CERTIFICATE OF DESIGNATION
                                       OF
                            SERIES B PREFERRED STOCK
                                       OF
                                      NEWCO

         eB2B Commerce, Inc. (the "Corporation"), a corporation organized and existing under the General Corporation Law of the State of Delaware hereby certifies that the following resolution was adopted by the Board of Directors of the Corporation as required by Section 151 of the General Corporation Law of
Delaware:

         RESOLVED, that pursuant to the authority vested in the Board of Directors of the Corporation by ARTICLE 6 of the Corporation's Certificate of Incorporation, as amended, a series of preferred stock of the Corporation be, and it hereby is, created out of the authorized but unissued shares of the capital stock of the Corporation, such series to be designated Series B Preferred Stock (the "Preferred Stock"), to consist of [Four Million (4,000,000)] shares, par value $0.001 per share, of which the preferences, rights, qualifications, limitations or restrictions thereof, shall be (in addition to those set forth in the Corporation's Certificate of Incorporation, as amended) as follows:

         SERIES B PREFERRED STOCK:

         1. Certain Definitions. Unless the context otherwise requires, the terms defined in this paragraph 1 shall have, for all purposes of this resolution, the meanings herein specified.

                  a. Common Stock. The term "Common Stock" shall mean all shares now or hereafter authorized of any class of Common Stock of the Corporation and any other stock of the Corporation, howsoever designated, authorized after the Issue Date, which has the right (subject always to prior rights of any class or series of preferred stock) to participate in the distribution of the assets and earnings of the Corporation without limit as to per share amount.

                  b. Conversion Date. The term "Conversion Date" shall have the meaning set forth in Section 5(d) below.

                  c. Conversion Price. The term "Conversion Price" shall mean the price per share of Common Stock used to determine the number of shares of Common Stock deliverable upon conversion of a share of the Preferred Stock, which price shall initially be Five Dollars and Fifty Cents ($5.50) per share, subject to adjustment in accordance with the provisions of Section 6 below.

                  d. Current Market Price. The term "Current Market Price" shall have the meaning set forth in Section 10 below.

                  e. Issue Date. The term "Issue Date" shall mean the date that shares of Preferred Stock are first issued by the Corporation.

                  f. Junior Stock. The term "Junior Stock" shall mean, for purposes of Sections 3 and 8 below, the Common Stock and any class or series of stock of the Corporation issued after the Issue Date not entitled to receive any assets upon the liquidation, dissolution or winding up of the affairs of the Corporation until the Preferred Stock shall have received the entire amount to which such stock is entitled upon such liquidation, dissolution or winding up.



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

                  g. Parity Stock. The term "Parity Stock" shall mean, for purposes of Sections 3 and 8 below, any other class or series of stock of the Corporation issued after the Issue Date entitled to receive assets upon the liquidation, dissolution or winding up of the affairs of the Corporation on a parity with the Preferred Stock.

                  h. Qualified Public Offering. The term "Qualified Public Offering" shall mean an initial public offering of the Corporation's securities raising gross proceeds in excess of $20,000,000 where the offering price per share is at least 2.5 times the then Conversion Price.

                  i. Qualified Private Offering. The term "Qualified Private Offering" shall mean a private offering of the Corporation's securities raising gross proceeds of at least $20,000,000 where the pre-money valuation is at least
2.5 times the post-private placement valuation of the Corporation and where the offering price per share is at least 2.5 times the then Conversion Price.

                  j. Senior Stock. The term "Senior Stock" shall mean, for purposes of Sections 3 and 8 below, any class or series of stock of the Corporation issued after the Issue Date ranking senior to the Preferred Stock in respect of the right to receive assets upon the liquidation, dissolution or winding up of the affairs of the Corporation.

                  k. Subscription Price. The term "Subscription Price" shall mean Ten Dollars ($10.00) per share.

                  l. Subsidiary. The term "Subsidiary" shall mean any corporation of which shares of stock possessing at least a majority of the general voting power in electing the board of directors are, at the time as of which any determination in being made, owned by the Corporation, whether directly or indirectly through one or more Subsidiaries.

         2. Ranking. The Preferred Stock shall rank, with respect to distributions upon a Liquidation (as defined in Section 4), (i) senior to all classes of Common Stock of the Corporation and to each other class of capital stock or series of preferred stock established after the Issue Date by the Board of Directors, the terms of which do not expressly provide that it ranks senior or on a parity with the Preferred Stock as to distributions upon a Liquidation;
(ii) on a parity with any additional shares of Preferred Stock issued by the Corporation in the future and any other class of capital stock or series of preferred stock issued by the Corporation established after the Issue Date by the Board of Directors, the terms of which expressly provide that such class or series will rank on a parity with the Preferred Stock as to distributions upon Liquidation; and (iii) junior to each class of capital stock or series of preferred stock issued by the Corporation established after the Issue Date by the Board of Directors, the terms of which expressly provide that such class or series will rank senior to the Preferred Stock as to distributions upon a Liquidation.

         3. Dividends. The holders of the Preferred Stock shall not be entitled to receive dividends in any fixed amount; provided that in the event that the Corporation shall at any time declare or pay a dividend on the Common Stock (other than a dividend referred to in Section 6(a)), it shall, at the same time, declare and pay to each holder of the Preferred Stock a dividend equal to the dividend which would have been payable to such holder if the shares of the Preferred Stock held by each holder had been converted into Common Stock on the date of determination of holders of Common Stock entitled to receive such dividends.

         4. Distributions Upon Liquidation, Dissolution or Winding Up. In the event of any voluntary or involuntary liquidation, dissolution or other winding up of the affairs of the Corporation, subject to the prior preferences and other rights of any Senior Stock, but before any distribution or payment shall be made to the holders of Junior Stock, the holders of the Preferred Stock shall be entitled to be paid the Subscription Price of all outstanding shares of Preferred Stock as of the date of such liquidation or dissolution or such


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


other winding up, plus any accrued and unpaid dividends thereon to such date, and no more, in cash or in property taken at its fair value as determined by the Board of Directors, or both, at the election of the Board of Directors. If such payment shall have been made in full to the holders of the Preferred Stock, and if payment shall have been made in full to the holders of any Senior Stock and Parity Stock of all amounts to which such holders shall be entitled, the remaining assets and funds of the Corporation shall be distributed among the holders of Junior Stock, according to their respective shares and priorities. If, upon any such liquidation, dissolution or other winding up of the affairs of the Corporation, the net assets of the Corporation distributable among the holders of all outstanding shares of the Preferred Stock and of any Parity Stock shall be insufficient to permit the payment in full to such holders of the preferential amounts to which they are entitled, then the entire net assets of the Corporation remaining after the distributions to holders of any Senior Stock of the full amounts to which they may be entitled shall be distributed among the holders of the Preferred Stock and of any Parity Stock ratably in proportion to the full amounts to which they would otherwise be respectively entitled. Neither the consolidation or merger of the Corporation into or with another corporation or corporations, nor the sale of all or substantially all of the assets of the Corporation to another corporation or corporations shall be deemed a liquidation, dissolution or winding up of the affairs of the Corporation within the meaning of this Section 4.

         5. Conversion Rights. The Preferred Stock shall be convertible into Common Stock as follows:

                  a. Optional Conversion. Subject to and upon compliance with the provisions of this Section 5, the holder of any shares of Preferred Stock shall have the right at such holder's option, at any time or from time to time, to convert any of such shares of Preferred Stock into fully paid and nonassessable shares of Common Stock at the Conversion Price (as hereinafter defined) in effect on the Conversion Date (as hereinafter defined) upon the terms hereinafter set forth.

                  b. Automatic Conversion. Each outstanding share of Preferred Stock shall automatically be converted, without any further act of the Corporation or its stockholders, into fully paid and nonassessable shares of Common Stock at the Conversion Price then in effect upon the closing of (i) a Qualified Public Offering or (ii) a Qualified Private Offering.

                  c. Conversion Price. Each share of Preferred Stock shall be converted into a number of shares of Common Stock determined by dividing (i) the sum of the Subscription Price, by (ii) the Conversion Price in effect on the Conversion Date. The Conversion Price at which shares of Common Stock shall initially be issuable upon conversion of the shares of Preferred Stock shall be Five Dollars and Fifty Cents ($5.50). The Conversion Price shall be subject to adjustment as set forth in Section 6. No payment or adjustment shall be made for any dividends on the Common Stock issuable upon such conversion.

                  d. Mechanics of Conversion. The holder of any shares of Preferred Stock may exercise the conversion right specified in Section 5(a) by surrendering to the Corporation or any transfer agent of the Corporation the certificate or certificates for the shares to be converted, accompanied by written notice specifying the number of shares to be converted. Upon the occurrence of the event specified in Subsection (b), the outstanding shares of Preferred Stock shall be converted automatically without any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the Corporation or its transfer agent; provided that the Corporation shall not be obligated to issue to any such holder certificates evidencing the shares of Common Stock issuable upon such conversion unless certificates evidencing the shares of Preferred Stock are either delivered to the Corporation or any transfer agent of the Corporation. Conversion shall be deemed to have been effected on the date when delivery of notice of an election to convert and certificates for shares is made or on the date of the occurrence of the event specified in Section 5(b), as the case may be, and such date is referred to herein as the


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


"Conversion Date." Subject to the provisions of Section 6(i), as promptly as practicable thereafter (and after surrender of the certificate or certificates representing shares of Preferred Stock to the Corporation or any transfer agent of the Corporation in the case of conversions pursuant to Section 5(b)) the Corporation shall issue and deliver to or upon the written order of such holder a certificate or certificates for the number of full shares of Common Stock to which such holder is entitled and a check or cash with respect to any fractional interest in a share of Common Stock as provided in Section 10. Subject to the provisions of Section 6(i), the person in whose name the certificate or certificates for Common Stock are to be issued shall be deemed to have become a holder of record of such Common Stock on the applicable Conversion Date. Upon conversion of only a portion of the number of shares covered by a certificate representing shares of Preferred Stock surrendered for conversion (in the case of conversion pursuant to Section 5(a)), the Corporation shall issue and deliver to or upon the written order of the holder of the certificate so surrendered for conversion, at the expense of the Corporation, a new certificate covering the number of shares of Preferred Stock representing the unconverted portion of the certificate so surrendered.

                  e. Conversion Price Adjustments. The Conversion Price shall be subject to adjustment provisions of Section 6 below.

         6. Anti-dilution Provisions. Subject to the provisions of Section 1 hereof, the Conversion Price in effect at any time and the number and kind of securities issuable upon the conversion of the Preferred Stock shall be subject to adjustment from time to time upon the happening of certain events as follows:

                  a. In case the Corporation shall hereafter (i) declare a dividend or make a distribution on its outstanding shares of Common Stock in shares of Common Stock, (ii) subdivide or reclassify its outstanding shares of Common Stock into a greater number of shares, or (iii) combine or reclassify its outstanding shares of Common Stock into a smaller number of shares, the Conversion Price in effect at the time of the record date for such dividend or distribution or of the effective date of such subdivision, combination or reclassification shall be adjusted so that it shall equal the price determined by multiplying the Conversion Price by a fraction, the denominator of which shall be the number of shares of Common Stock outstanding after giving effect to such action, and the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to such action. Such adjustment shall be made successively whenever any event listed above shall occur.

                  b. Subject to the provisions of Section (i) below, in case the Corporation shall fix a record date for the issuance of rights or warrants to all holders of its Common Stock entitling them to subscribe for or purchase shares of Common Stock (or securities convertible into Common Stock) at a price (the "Purchase Price") (or having a conversion price per share) less than the current market price of the Common Stock on such record date or less than the Conversion Price, the Conversion Price shall be adjusted so that the same shall equal the lower of (i) the price determined by multiplying the Conversion Price in effect immediately prior to the date of such issuance by a fraction, the numerator of which shall be the sum of the number of shares of Common Stock outstanding on the record date mentioned below and the number of additional shares of Common Stock which the aggregate offering price of the total number of shares of Common Stock so offered (or the aggregate conversion price of the convertible securities so offered) would purchase at such current market price per share of the Common Stock, and the denominator of which shall be the sum of the number of shares of Common Stock outstanding on such record date and the number of additional shares of Common Stock offered for subscription or purchase (or into which the convertible securities so offered are convertible) or (ii) in the event the Purchase Price is equal to or higher than the current market price but is less than the Conversion Price, the price determined by multiplying the Conversion Price in effect immediately prior to the date of issuance by a fraction, the numerator of which shall be the sum of the number of shares outstanding on the record date mentioned above and the number of additional shares of Common Stock which the aggregate Purchase Price of the total number of shares of Common Stock so offered (or the aggregate conversion price of the convertible securities so offered) would purchase at the Conversion Price in effect immediately prior to the date of such issuance, and the denominator of which shall be the sum of the number of shares of Common Stock outstanding on the record date mentioned above and the number of additional shares of Common Stock offered for subscription or purchase (or into which the convertible securities so offered are convertible). Such adjustment shall be made successively whenever such rights or warrants are issued and shall become effective immediately after the record date for the determination of shareholders entitled to receive such rights or warrants; and to the extent that shares of Common Stock are not delivered (or securities convertible into Common Stock are not delivered) after the expiration of such rights or warrants the Conversion Price shall be readjusted to the Conversion Price which would then be in effect had the adjustments made upon the issuance of such rights or warrants been made upon the basis of delivery of only the number of shares of Common Stock (or securities convertible into Common Stock) actually delivered.

                  c. In case the Corporation shall hereafter distribute to the holders of its Common Stock evidences of its indebtedness or assets (excluding cash dividends or distributions and dividends or distributions referred to in Subsection (a) above) or subscription rights or warrants (excluding those referred to in Subsection (b) above), then in each such case the Conversion Price in effect thereafter shall be determined by multiplying the Conversion Price in effect immediately prior thereto by a fraction, the numerator of which shall be the total number of shares of Common Stock outstanding multiplied by the current market price per share of Common Stock, less the fair market value (as determined by the Corporation's Board of Directors) of said assets or evidences of indebtedness so distributed or of such rights or warrants, and the denominator of which shall be the total number of shares of Common Stock outstanding multiplied by such current market price per share of Common Stock. Such adjustment shall be made successively whenever such a record date is fixed. Such adjustment shall be made whenever any such distribution is made and shall become effective immediately after the record date for the determination of shareholders entitled to receive such distribution.

                  d. Subject to the provisions of Section (i) below, in case the Corporation shall hereafter issue shares of its Common Stock (excluding shares issued (i) in any of the transactions described in Subsection (a) above, (ii) upon exercise of options granted to the Corporation's officers, directors, employees and consultants under a plan or plans adopted by the Corporation's Board of Directors and approved by its shareholders, if such shares would otherwise be included in this Subsection (d), (but only to the extent that the aggregate number of shares excluded hereby and issued after the date hereof, shall not exceed ten percent (10%) of the Corporation's Common Stock outstanding, on a fully-diluted basis, at the time of any issuance), (iii) upon exercise of options, warrants, convertible securities and convertible debentures outstanding as of the Issue Date, a Qualified Private Offering, Qualified Public Offering or exercise of the warrants issued on or prior to the Issue Date, (iv) to shareholders of any corporation which merges into the Corporation in proportion to their stock holdings of such corporation immediately prior to such merger, upon such merger, (v) issued in a private placement through Commonwealth Associates, L.P. ("Commonwealth"), as placement agent, or upon exercise or conversion of any securities issued in or in connection with such a private placement (including agent, consulting or advisory warrants) or (vi) issued in a bona fide public offering pursuant to a firm commitment underwriting, but only if no adjustment is required pursuant to any other specific subsection of this
Section 6 (without regard to Subsection (i) below) with respect to the transaction giving rise to such rights) for a consideration per share (the "Offering Price") less than the current market price on the date the Corporation fixes the Offering Price of such additional shares or less than the Conversion Price, the Conversion Price shall be adjusted immediately thereafter so that it shall equal the lower of (i) the price determined by multiplying the Conversion Price in effect immediately prior thereto by a fraction, the numerator of which shall be the sum of the number of shares of Common Stock outstanding immediately prior to the issuance of such additional shares and the number of shares of Common Stock which the aggregate consideration received for the issuance of such additional shares would purchase at such current market price per share of Common Stock, and the denominator of which shall be the number of shares of Common Stock outstanding immediately after the issuance of such additional shares or (ii) in the event the Offering Price is equal to or higher than the current market price per share but less than the Conversion Price, the price determined by multiplying the Conversion Price in effect immediately prior to the date of issuance by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to the issuance of such additional shares and the number of shares of Common Stock which the aggregate consideration received for the issuance of such additional shares would purchase at the Conversion Price in effect immediately prior to the date of such issuance, and the denominator of which shall be the number of shares of Common Stock outstanding immediately after the issuance of such additional shares. Such adjustment shall be made successively whenever such an issuance is made.


                  e. Subject to the provisions of Section (i) below, in case the Corporation shall hereafter issue any securities convertible into or exchangeable for its Common Stock (excluding securities issued in transactions described in Subsections (b) and (c) above) for a consideration per share of Common Stock (the "Exchange Price") initially deliverable upon conversion or exchange of such securities (determined as provided in Subsection (g) below) less than the current market price in effect immediately prior to the issuance of such, or less than the Conversion Price, the Conversion Price shall be adjusted immediately thereafter so that it shall equal the lower of (i) the price determined by multiplying the Conversion Price in effect immediately prior thereto by a fraction, the numerator of which shall be the sum of the number of shares of Common Stock outstanding immediately prior to the issuance of such securities and the number of shares of Common Stock which the aggregate consideration received for such securities would purchase at such current market price per share of Common Stock, and the denominator of which shall be the sum of the number of shares of Common Stock outstanding immediately prior to such issuance and the maximum number of shares of Common Stock of the Corporation deliverable upon conversion of or in exchange for such securities at the initial conversion or exchange price or rate or (ii) in the event the Exchange Price is equal to or higher than the current market price per share but less than the Conversion Price, the price determined by multiplying the Conversion Price in effect immediately prior to the date of issuance by a fraction, the numerator of which shall be the sum of the number of shares outstanding immediately prior to the issuance of such securities and the number of shares of Common Stock which the aggregate consideration received for such securities would purchase at the Conversion Price in effect immediately prior to the date of such issuance, and the denominator of which shall be the sum of the number of shares of Common Stock outstanding immediately prior to the issuance of such securities and the maximum number of shares of Common Stock of the Corporation deliverable upon conversion of or in exchange for such securities at the initial conversion or exchange price or rate. Such adjustment shall be made successively whenever such an issuance is made.

                  f. Whenever the Conversion Price payable upon conversion of Preferred Stock is adjusted pursuant to Subsections (a), (b), (c), (d) and (e) above and (i) below, the number of shares of Common Stock issuable upon conversion of Preferred Stock shall simultaneously be adjusted by multiplying the number of shares of Common Stock initially issuable upon conversion of Preferred Stock by the Conversion Price in effect on the date hereof and dividing the product so obtained by the Conversion Price, as adjusted.

                  g. For purposes of any computation respecting consideration received pursuant to Subsections (d) and (e) above, the following shall apply:



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                           (i) in the case of the issuance of shares of Common
Stock for cash, the consideration shall be the amount of such cash, provided that in no case shall any deduction be made for any commissions, discounts or other expenses incurred by the Corporation for any underwriting of the issue or otherwise in connection therewith;

                           (ii) in the case of the issuance of shares of Common
Stock for a consideration in whole or in part other than cash, the consideration other than cash shall be deemed to be the fair market value thereof as determined in good faith by the Board of Directors of the Corporation (irrespective of the accounting treatment thereof), whose determination shall be conclusive; and

                           (iii) in the case of the issuance of securities
convertible into or exchangeable for shares of Common Stock, the aggregate consideration received therefor shall be deemed to be the consideration received by the Corporation for the issuance of such securities plus the additional minimum consideration, if any, to be received by the Corporation upon the conversion or exchange thereof (the consideration in each case to be determined in the same manner as provided in clauses (i) and (ii) of this Subsection (g)).

                  h. For the purpose of any computation under Subsections (b),
(c), (d) and (e) above, the current market price per share of Common Stock at any date shall be determined in the manner set forth in Section 10 below.

                  i. Notwithstanding the provisions of this Section 6, in the event that the Corporation issues securities under Subsections (b), (d) or (e), prior to the date which is sixty (60) days after the expiration of any lock-up agreement entered into by the holders of Preferred Stock in connection with a Qualified Public Offering, having a Purchase Price, Offering Price or Exchange Price less than the Conversion Price, then the Conversion Price shall be immediately reset to equal such lower Purchase Price, Offering Price or Exchange Price.

                  j. No adjustment in the Conversion Price shall be required unless such adjustment would require an increase or decrease of at least Five Cents ($0.05) in such price; provided that any adjustments which by reason of this Subsection (j) are not required to be made shall be carried forward and taken into account in any subsequent adjustment required to be made hereunder. All calculations under this Section 6 shall be made to the nearest cent or to the nearest one-hundredth of a share, as the case may be. Anything in this
Section 6 to the contrary notwithstanding, the Corporation shall be entitled, but shall not be required, to make such changes in the Conversion Price, in addition to those required by this Section 6, as it shall determine, in its sole discretion, to be advisable in order that any dividend or distribution in shares of Common Stock, or any subdivision, reclassification or combination of Common Stock, hereafter made by the Corporation shall not result in any Federal Income tax liability to the holders of Common Stock or securities convertible into Common Stock.

                  k. Whenever the Conversion Price is adjusted, as herein provided, the Corporation shall promptly but no later than ten (10) days after any request for such an adjustment by the holder, cause a notice setting forth the adjusted Conversion Price and adjusted number of Shares issuable upon conversion of Preferred Stock, and, if requested, information describing the transactions giving rise to such adjustments, to be mailed to the holders at their last addresses appearing on the Corporation's records, and shall cause a certified copy thereof to be mailed to its transfer agent, if any. The Corporation may retain a firm of independent certified public accountants selected by the Board of Directors (who may be the regular accountants employed by the Corporation) to make any computation required by this Section 6, and a certificate signed by such firm shall be conclusive evidence of the correctness of such adjustment.

                  l. In the event that at any time, as a result of an adjustment made pursuant to



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Subsection (a) above, the holder of Preferred Stock thereafter shall become entitled to receive any shares of the Corporation, other than Common Stock, thereafter the number of such other shares so receivable upon conversion of Preferred Stock shall be subject to adjustment from time to time in a manner and on terms as nearly equivalent as practicable to the provisions with respect to the Common Stock contained in Subsections (a) to (j), inclusive above.


                  m. Irrespective of any adjustments in the Conversion Price or the number or kind of shares purchasable upon conversion of Preferred Stock, Preferred Stock theretofore or thereafter issued may continue to express the same price and number and kind of shares as are stated in the similar Preferred Stock initially issuable pursuant to this Certificate of Designation.

         7.       Reservation of Shares; Costs; Approvals.

                  a. Reservation of Shares. The Corporation shall reserve at all times so long as any shares of Preferred Stock remain outstanding, free from preemptive rights, out of its treasury stock (if applicable) or its authorized but unissued shares of Common Stock, or both, solely for the purpose of effecting the conversion of the shares of Preferred Stock, sufficient shares of Common Stock to provide for the conversion of all outstanding shares of Preferred Stock. All shares of Common Stock which may be issued upon conversion of the shares of Preferred Stock will upon issuance by the Corporation be duly and validly issued, fully paid and nonassessable and free from all taxes, liens and charges with respect to the issuance thereof, and the Corporation shall take no action which will cause a contrary result (including without limitation, any action which would cause the Conversion Price to be less than the par value, if any, of the Common Stock).

                  b. Costs. The Corporation shall pay all documentary, stamp, transfer or other transactional taxes attributable to the issuance or delivery of shares of Common Stock upon conversion of any shares of Preferred Stock; provided that the Corporation shall not be required to pay any taxes which may be payable in respect of any transfer involved in the issuance or delivery of any certificate for such shares in a name other than that of the holder of the shares of Preferred Stock in respect of which such shares are being issued.

                  c. Approvals. If any shares of Common Stock to be reserved for the purpose of conversion of shares of Preferred Stock require registration with or approval of any governmental authority under any Federal or state law before such shares may be validly issued or delivered upon conversion, then the Corporation will in good faith and as expeditiously as possible endeavor to secure such registration or approval, as the case may be. If, and so long as, any Common Stock into which the shares of Preferred Stock are then convertible is listed on any national securities exchange, the Corporation will, if permitted by the rules of such exchange, list and keep listed on such exchange, upon official notice of issuance, all shares of such Common Stock issuable upon conversion.

         8.       Voting Rights.

                  a. The holders of the issued and outstanding shares of Preferred Stock shall have no voting rights except as set forth herein and as required by law; provided that the Corporation may, without the vote or consent of any holders of the Preferred Stock, file a Certificate of Designation or similar instrument to issue preferred stock of the Corporation which is Junior Stock.

                  b. Except as otherwise required by law or as provided herein and subject to the rights of any class or series of capital stock of the Corporation that hereafter may be issued in compliance with the terms of this Certificate of Designation or Section 8(c) hereof, the holders of shares of Preferred Stock shall be entitled to vote upon all matters upon which holders of the Common Stock have the right to vote, and shall be entitled to the number of votes equal to the largest number of full shares of Common Stock into which such shares of Preferred Stock could be converted pursuant to the provisions of Section 5 hereof at the record date for the determination of the stockholders entitled to vote on such matters, or, if no such record date is established, at the date such vote is taken or any written consent of stockholders is solicited, such votes to be counted together with all other shares of capital stock having general voting powers and not separately as a class. In all cases where the holders of shares of Preferred Stock have the right to vote separately as a class, such holders shall be entitled to one vote for each such share held by them respectively.

                  c. In addition to the other voting rights provided, notwithstanding anything to the contrary, at each annual meeting of the stockholders of the Corporation, the holders of the Preferred Stock, voting as a single class, shall be entitled to elect one (1) director, and the number of directors constituting the board of directors shall be [eight (8)] directors.

                  d. Any director elected by the holders of the Preferred Stock may be removed only by the vote or written consent of the holders of a majority of the Preferred Stock, and any vacancy occurring by reason of such removal or by reason of the death, resignation or inability to serve of any such director, shall be filled by a vote or written consent of the holders of a majority of the Preferred Stock. Any director so elected shall serve until his or her successor is duly elected and qualified, or his or her earlier death, resignation or removal by the holders of a majority of the Preferred Stock.

                  e. In addition to any other rights provided by law, so long as any Preferred Stock is outstanding, the Corporation, without first obtaining the affirmative vote or written consent of the holders of not less than one-third (1/3) of such outstanding shares of Preferred Stock, will not:

                           (i) authorize or issue shares of any class or series
of stock not expressly authorized herein having any preference or priority as to dividends, assets or other rights superior to or on a parity with any such preference or priority of the Preferred Stock, or authorize or issue shares of stock of any class or any bonds, debentures, notes or other obligations convertible into or exchangeable for, or having option rights to purchase, any shares of stock of the Corporation having any preference or priority as to dividends, assets or other rights superior to or on a parity with any such preference or priority of the Preferred Stock; or

                           (ii) reclassify any class or series of any Junior
Stock into Parity Stock or Senior Stock or reclassify any series of Parity Stock into Senior Stock.

         9. Covenants. The Corporation covenants and agrees that, so long as any Preferred Stock is outstanding, it will perform the obligations set forth in this Section 9:

                  a. Taxes and Levies. The Corporation will promptly pay and discharge all taxes, assessments, and governmental charges or levies imposed upon the Corporation or upon its income and profits, or upon any of its property, before the same shall become delinquent, as well as all claims for labor, materials and supplies which, if unpaid, might become a lien or charge upon such properties or any part thereof; provided that the Corporation shall not be required to pay and discharge any such tax, assessment, charge, levy or claim so long as the validity thereof shall be contested in good faith by appropriate proceedings and the Corporation shall set aside on its books adequate reserves in accordance with generally accepted accounting principles ("GAAP") with respect to any such tax, assessment, charge, levy or claim so contested;

                  b. Maintenance of Existence. The Corporation will do or cause to be done all things reasonably necessary to preserve and keep in full force and effect its corporate existence, rights and franchises and comply with all laws applicable to the Corporation, except where the failure to comply would not have a material adverse effect on the Corporation;


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


                  c. Maintenance of Property. The Corporation will at all times maintain, preserve, protect and keep its property used or useful in the conduct of its business in good repair, working order and conditions, and from time to time make all needful and proper repairs, renewals, replacements and improvements thereto as shall be reasonably required in the conduct of its business;

                  d. Insurance. The Corporation will, to the extent necessary for the operation of its business, keep adequately insured by financially sound reputable insurers, all property of a character usually insured by similar corporations and carry such other insurance as is usually carried by similar corporations;

                  e. Books and Records. The Corporation will at all times keep true and correct books, records and accounts reflecting all of its business affairs and transactions in accordance with GAAP; and

                  f. Notice of Certain Events. The Corporation will give prompt written notice (with a reasonable description in reasonable detail) to the holders of the Preferred Stock in the event the Corporation shall:

                           (i) become insolvent or generally fail or be unable
to pay, or admit in writing its inability to pay, its debts as they become due;

                           (ii) apply for, consent to, or acquiesce in, the
appointment of a trustee, receiver, sequestrator or other custodian for the Corporation or any of its property, or make a general assignment for the benefit of creditors;

                           (iii) in the absence of such application, consent to
or acquiesce in, permit or suffer to exist the appointment of a trustee, receiver, sequestrator or other custodian for the Corporation or for any part of its property; or
                           (iv) permit or suffer to exist the commencement of
any bankruptcy, reorganization, debt arrangement or other case or proceeding under any bankruptcy or insolvency law, or any dissolution, winding up or liquidation proceeding, in respect of the Corporation, and, if such case or proceeding is not commenced by the Corporation or controverted to a voluntary case, such case or proceeding shall be consented to or acquiesced in by the Corporation or shall result in the entry of an order for relief.

         10.      Fractional Shares.

                  a. If the number of shares of Common Stock issuable upon the conversion of Preferred Stock is adjusted pursuant to Section 6 hereof, the Corporation shall nevertheless not be required to issue fractions of shares, upon conversion of the Preferred Stock or otherwise, or to distribute certificates that evidence fractional shares. With respect to any fraction of a share called for upon any conversion hereof, the Corporation shall pay to the holder an amount in cash equal to such fraction multiplied by the current market value of such fractional share, determined as follows:

                           (i) If the Common Stock is listed on a national
securities exchange or admitted to unlisted trading privileges on such exchange or listed for trading on the Nasdaq National Market System ("NMS"), the current market value shall be the average of the last reported sale prices of the Common Stock on such exchange for the ten (10) trading days prior to the date of conversion of Preferred Stock; provided that if no such sale is made on a day within such period or no closing sale price is quoted, that day's market value shall be the average of the closing bid and asked prices for such day on such exchange or system; or

                           (ii) If the Common Stock is listed in the
over-the-counter market (other than on NMS) or admitted to unlisted trading privileges, the current market value shall be the mean of the average of the last reported bid and asked prices reported by the National Quotation Bureau, Inc. for the ten (10) trading days prior to the date of the conversion of the Preferred Stock; or

                           (iii) If the Common Stock is not so listed or
admitted to unlisted trading privileges and bid and asked prices are not so reported, the current market value shall be an amount determined in a reasonable manner by the Board of Directors of the Corporation.

         11. Exclusion of Other Rights. Except as may otherwise be required by law, the shares of Preferred Stock shall not have any preferences or relative, participating, optional or other special rights, other than those specifically set forth in this resolution (as such resolution may be amended from time to time) and in the Corporation's Certificate of Incorporation. The shares of Preferred Stock shall have no preemptive or subscription rights.

         12. Headings of Subdivisions. The headings of the various subdivisions hereof are for convenience of reference only and shall not affect the interpretation of any of the provisions hereof.

         13. Modification of Agreement. The holders of Preferred Stock of the Corporation may, by supplemental agreement, make changes or corrections in this Certificate of Designation (i) that it shall deem appropriate to cure any ambiguity or to correct any defective or inconsistent provision or manifest mistake or error herein contained; (ii) to reflect an increase in the number of Preferred Stock which are to be governed by this Certificate of Designation; or
(iii) that it may deem necessary or desirable and which shall not adversely affect the interests of the holders of Preferred Stock; provided that this Certificate of Designation shall not otherwise be modified, supplemented or altered in any respect except with the consent in writing of the Corporation, Commonwealth and a committee to be designated by Commonwealth whose members hold in the aggregate not less than twenty percent (20%) of the outstanding principal amount of the Preferred Stock; provided that no such amendment, modification or waiver which would decrease the number of the securities issuable upon the conversion of any Preferred Stock, or increase in the Conversion Price therefor (other than as a result of the waiver or modification of any anti-dilution provisions contained in Section 6 hereof), shall be made without the consent in writing of the holders of not less than fifty percent (50%) of the outstanding Preferred Stock.

         14. Severability of Provisions. If any right, preference or limitation of the Preferred Stock set forth in this resolution (as such resolution may be amended from time to time) is invalid, unlawful or incapable of being enforced by reason of any rule of law or public policy, all other rights, preferences and limitations set forth in this resolution (as so amended) which can be given effect without the invalid, unlawful or unenforceable right, preference or limitation shall, nevertheless, remain in full force and effect, and no right, preference or limitation herein set forth shall be deemed dependent upon any other such right, preference or limitation unless so expressed herein.

         15. Status of Reacquired Shares. Shares of Preferred Stock which have been issued and reacquired in any manner shall (upon compliance with any applicable provisions of the laws of the State of Delaware) have the status of authorized and unissued shares of Preferred Stock issuable in series undesignated as to series and may be redesignated and reissued.

         IN WITNESS WHEREOF, the Corporation, by the hands of the Chief Executive Officer and Secretary, have caused their hands to be affixed to this certificate on the day of_______, 2000 and affirm under penalty of perjury that the statements contained herein are true and correct.




                                             By:--------------------------

                                             Steven L. Vanechanos, Jr.
                                             Chief Executive Officer

Attest:

-----------------------------
Steve Vanechanos, Sr.
Secretary


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